Exhibit 4.15.4

CONTINUING CONNECTED TRANSACTION FIFTH SUPPLEMENTAL AGREEMENT

This Agreement is made as of August 24, 2018, in Beijing by and between China Petrochemical Corporation (“Party A”), a state-owned enterprise organized and validly existing under the Chinese laws and duly authorized to represent its subsidiaries and associates (excluding Party B and subsidiaries of Party B, except for those subsidiaries of Party B in which Party A and its subsidiaries and associates holds 10% or more equity interests directly), and China Petroleum & Chemical Corporation (“Party B”), a company limited by shares organized and validly existing under Chinese laws and duly authorized to represent its subsidiaries and associates.

WHEREAS:

1.                          Party A is the controlling shareholder of Party B, and the Parties have entered into certain Mutual Supply Agreement, Land Use Rights Lease Agreement, Community Services Agreement, SPI Fund Document, Property Lease Agreement, Intellectual Property License Agreements, and Products Consignment Agreement dated June 3, 2000 (collectively, the “Continuing Connected Transaction Agreements”).

2.                          The Parties have entered into the Supplementary Agreement on Connected Transactions dated March 31, 2006, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

3.                          The Parties have entered into the Continuing Connected Transactions Second Supplemental Agreement dated August 21, 2009, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

4.                          The Parties have entered into the Continuing Connected Transactions Third Supplemental Agreement dated August 24, 2012, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

5.                          The Parties have entered into the Continuing Connected Transactions Fourth Supplemental Agreement dated August 26, 2015, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

6.                          The Parties have entered into this Continuing Connected Transactions Fifth Supplemental Agreement dated August 24, 2018, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

NOW, THEREFORE, the Parties agree as follows:

1.                          Definitions

Unless otherwise defined in its context, in this Agreement (including the recitals):

“Associates”	has the meaning ascribed to it in the HK Listing Rules;

“HK Listing Rules”	means the Rules Governing the Listing of Securities on the Stock Exchange;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“Mutual Supply Agreement”

means the mutual supply agreement dated June 3, 2000 and amended thereafter by the Parties regarding the mutual provision of products, manufacturing and project construction services (including public works);

“Land Use Rights Lease Agreement”	means the land use rights lease agreement dated June 3, 2000 and amended thereafter by the Parties regarding the lease of certain land use rights;

“Community Services Agreement”	means the community services agreement dated June 3, 2000 and amended thereafter by the Parties regarding the provision of certain cultural, educational, health care and community services;

“SPI Fund Document”

means the document jointly issued in 1997 by the Ministry of Finance and Party A (as a ministerial level enterprise before its restructuring in 1998 and including its associates) regarding payment of insurance premium by Party B to Party A (Cai Gong Zi [1997] No. 268);

“Properties Lease Agreement”	means the properties lease agreement dated June 3, 2000 and amended thereafter by the Parties regarding the lease of certain properties;

“Intellectual Property License Agreements”	means the Trademarks License Agreement, the Computer Software License Agreement, and the Proprietary Technology License Agreement; and

“Products Consignment Agreement”	means the products consignment agreement dated June 3, 2000 and amended and terminated thereafter by the Parties.

2.                          Conditions and Effective Date

Subject to Sections 3.2, 4.2, 5.3 and 6.2 hereof, this Agreement shall be effective as of the date on which the Parties have caused this Agreement to be executed by their respective representatives and stamped with their respective corporate seals.

3.                          Supplement to Mutual Supply Agreement and Effective Date

3.1                              It is agreed by the Parties that as of January 1, 2019, the Mutual Supply Agreement shall be amended as follows:

Other services provided under Section 1.2.4 shall be amended as follows: deposits and loans, loan security, collection and payment of administrative service fees, employment, assets lease, insurance, insurance brokerage, entrusted loans, settlement and other intermediary services, financial, human resources and information technology sharing services, and other related or similar services.

The term under Section 6.4 shall be amended to until December 31, 2021.

3.2                              Section 3.1 shall not become effective until Party B obtains approval from its independent shareholders for the transactions contemplated under the Mutual Supply Agreement pursuant to applicable regulatory rules.  Failure to obtain such approval by December 31, 2018 shall make Section 3.1 become null and void automatically as of December 31, 2018 or any earlier date on which such approval fails to be obtained, and the Parties’ liabilities under this Article 3 shall be released accordingly (without effect upon any liability of either Party accrued prior to such termination).

4.                                     Supplement to Properties Lease Agreement and Effective Date

4.1                              It is agreed by the Parties that as of January 1, 2020, the Properties Lease Agreement shall be amended as follows:

The term under Section 3.1 shall be amended to until December 31, 2021.

4.2                              Section 4.1 shall not become effective until Party B obtains approval from its independent shareholders for the transactions contemplated under the Properties Lease Agreement pursuant to applicable regulatory rules.  Failure to obtain such approval by December 31, 2019 shall make Section 4.1 become null and void automatically as of December 31, 2019 or any earlier date on which such approval fails to be obtained, and the Parties’ liabilities under this Article 4 shall be released accordingly (without effect upon any liability of either Party accrued prior to such termination).

5.                          Supplement to Community Services Agreement and Effective Date

5.1                              It is agreed by the Parties that as of January 1, 2019, the name of the Community Services Agreement shall be amended to the Cultural, Educational, Health Care and Auxiliary Services Agreement.

5.2                              It is agreed by the Parties that as of January 1, 2019, the Cultural, Educational, Health Care and Auxiliary Services Agreement shall be amended as follows:

The scope of services under Article 1 shall be amended as follows:

(1)                                Cultural, educational and health care services: education and training center, cadre school (party school), employee university, vocational school, health care, cultural and sports, newspaper and periodicals, broadcasting and television, printing and other related or similar services;

(2)                                Auxiliary services: base services (including management center), office and premises property management, canteen, dormitory, commuting, retiree services, employee relocation, re-employment service center, and other related or similar services.

The term under Section 6.4 shall be amended to until December 31, 2021.

5.3                              Sections 5.1 and 5.2 shall not become effective until Party B obtains approval from its independent shareholders for the transactions contemplated under the Cultural, Educational, Health Care and Auxiliary Services Agreement pursuant to applicable regulatory rules.  Failure to obtain such approval by December 31, 2018 shall make Sections 5.1 and 5.2 become null and void automatically as of December 31, 2018 or any earlier date on which such approval fails to be obtained, and the Parties’ liabilities under this Article 5 shall be released accordingly (without effect upon any liability of either Party accrued prior to such termination).

6.                                     Supplement to Intellectual Property License Agreements and Effective Date

6.1                              It is agreed by the Parties that as of January 1, 2020, the Intellectual Property License Agreements shall be amended as follows:

The term under Section 3.1 shall be amended to until December 31, 2029.

6.2                              Section 6.1 shall not become effective until Party B obtains approval from its independent shareholders for the transactions contemplated under the Intellectual Property License Agreements pursuant to applicable regulatory rules.  Failure to obtain such approval by December 31, 2019 shall make Section 6.1 become null and void automatically as of December 31, 2019 or any earlier date on which such approval fails to be obtained, and the Parties’ liabilities under this Article 6 shall be released accordingly (without effect upon any liability of either Party accrued prior to such termination)

7.                          Representations and Warranties

7.1                              Party A represents and warrants to Party B that:

7.1.1                              Party A is an enterprise duly organized with valid business license.

7.1.2                              Party A has been and is in compliance with laws and regulations in connection with its business operations, and has not engaged in any activities that fall beyond its legitimate business scope.

7.1.3                              Party A has obtained all government approvals, if applicable, and corporate authorities necessary for its authorized representative to sign this Agreement, and is bound by this Agreement upon its signature.

7.1.4                              Execution, delivery and performance of this Agreement is in no breach of any agreement to which Party A is a party or the articles of association of Party A.

7.2                              Party B represents and warrants to Party A that:

7.2.1                              Party B is a company limited by shares duly organized with valid business license.

7.2.2                              Party B has been and is in compliance with laws and regulations in connection with its business operations, and has not engaged in any activities that fall beyond its legitimate business scope.

7.2.3                              Except for the approval of independent shareholders provided hereunder, Party B has obtained all corporate authorities necessary for its authorized representative to sign this Agreement, and is bound by this Agreement upon its signature.

7.2.4                              Execution, delivery and performance of this Agreement is in no breach of any agreement to which Party B is a party or the articles of association of Party B.

8.                          Governing Law and Dispute Resolution

8.1                              This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

8.2                              Any dispute arising from or in connection with Agreement shall be resolved by the Parties through negotiations. If negotiations fail, any Party may submit such dispute to Beijing Arbitration Commission for arbitration in accordance with its rules then in effect at the time of application for arbitration. The arbitral award shall be final and binding upon the Parties.

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(Signature page)

China Petrochemical Corporation (seal)		China Petroleum & Chemical Corporation (seal)

Signature:	/s/ LI Yunpeng	Signature:	/s/ MA Yongsheng
Title:	Authorized representative	Title:	Authorized representative
Date:	August 24, 2018	Date:	August 24, 2018